Exhibit 10.5

STRICTLY CONFIDENTIAL

SEPARATION AGREEMENT AND GENERAL RELEASE

This Separation Agreement and General Release (“Agreement”) is entered into between SpectraLink Corporation (“SpectraLink”) and David Rosenthal. SpectraLink and Mr. Rosenthal may be referred to in this Agreement together as the “Parties” or individually as a “Party.”  For purposes of this Agreement, SpectraLink includes any company related to SpectraLink, in the past or present; the past and present officers, directors, employee’s, shareholders, attorneys, agents and representatives of SpectraLink; any present or past employee’s benefit plan sponsored by SpectraLink and/or the officers directors, trustees, administrators, employees, attorneys, agents and representatives of such plan; and any person who acted on behalf of SpectraLink or on instruction from SpectraLink.

In exchange for the releases and other agreements specified in this Agreement, the Parties agree as follows:

Proprietary and Confidential Information. Mr. Rosenthal understands and acknowledges that in the course of carrying out his duties while employed by SpectraLink, a relationship of confidence and trust was created in favor of SpectraLink with respect to any information of a confidential and proprietary nature that was disclosed to his by SpectraLink and that relates to the business of SpectraLink (“Proprietary Information”). Such Proprietary Information includes, but is not limited to, business strategies, financial information, accounting procedures, forecasts, business policies, projections, inventions, marketing plans, product plans, personnel information, customer lists, identities of prospective business partners, and his specific job responsibilities and activities while employed by SpectraLink.

Mr. Rosenthal acknowledges that he continues to be bound by the SpectraLink Corporation Employee Non-Disclosure Agreement, and that as a result of his employment with SpectraLink, he had access to SpectraLink Proprietary Information. Mr. Rosenthal agrees to hold all Proprietary Information in strict confidence, to not disclose it to anyone or any entity except as may be specifically required by law or court order, and to not make use of such Proprietary Information on behalf of anyone. Mr. Rosenthal confirms that he has delivered to SpectraLink all documents and data of any nature containing or pertaining to such Proprietary Information and that he has not taken with his any such documents or data or any reproduction thereof. Mr. Rosenthal specifically acknowledges and agrees that any breach of this provision shall irreparably harm SpectraLink so as to entitle it to injunctive relief to stop any further breaches or threatened breaches of this provision. Nothing in the foregoing shall affect in any way the validity and enforceability of the releases given pursuant to this Agreement, which shall remain binding and enforceable as against Mr. Rosenthal.

Non-Disparagement. Mr. Rosenthal agrees that the good reputation of SpectraLink is an important asset of SpectraLink, and therefore agrees that he shall not make any statement or other communication that disparages or otherwise denigrates SpectraLink, and shall decline to discuss SpectraLink with any third party (except with his legal counsel, financial advisors, and immediate family members) other than to confirm his employment and dates of employment with SpectraLink. Mr. Rosenthal specifically acknowledges and agrees that any breach of this provision shall irreparably harm SpectraLink so as to entitle it to injunctive relief to stop any further breaches or threatened breaches of this provision. Nothing in the foregoing shall affect in any way the validity and enforceability of the releases given pursuant to this Agreement, which shall remain binding and enforceable as against Mr. Rosenthal.

Settlement Consideration for Mr. Rosenthal. SpectraLink has paid Mr. Rosenthal all employment compensation and has provided Mr. Rosenthal with all benefits to which Mr. Rosenthal is entitled through and including the effective date of this Agreement. SpectraLink will make the following additional payments to Mr. Rosenthal and will provide Mr. Rosenthal with specified benefits and consideration in exchange for Mr. Rosenthal’s release of SpectraLink and in settlement of any claim or claims Mr. Rosenthal may have against SpectraLink.

Settlement Payment. As consideration for Mr. Rosenthal’s release of all claims against SpectraLink, SpectraLink will pay Mr. Rosenthal the sum of $86,666.67 less lawfully required withholdings, which payment will commence over the agreed upon separation period set forth below upon execution of this Agreement.. Payment will be in the form of a SpectraLink check to Mr. Rosenthal mailed to him at his residence address. Mr. Rosenthal understands that as part of the settlement, he will hold the position of non-executive assistant to the president and his benefits will continue until September 10, 2006, at which time Mr. Rosenthal must return all SpectraLink property in his possession and that he will perform this position from his home office. If SpectraLink’s property is not returned to Kathryn Zuber, Director of Human Resources on September 10, 2006, Mr. Rosenthal will be billed for the value of all SpectraLink property.

SpectraLink shall treat such payment as income to Mr. Rosenthal from which ordinary federal and state withholding and taxes shall be deducted. Mr. Rosenthal will indemnify and hold SpectraLink harmless from any costs, liability or expense, including reasonable attorney’s fees, arising from the taxation, if any, of any amounts received by Mr. Rosenthal pursuant to the Agreement, including but not limited to any penalties or administrative expenses.

Mr. Rosenthal’s Release of SpectraLink.

General Release of SpectraLink Mr. Rosenthal understands that Agreement is a knowing and voluntary waiver of claims by Mr. Rosenthal related to his employment with and separation from SpectraLink. In exchange for the consideration set forth in this Agreement and except for matters specifically reserved in this Agreement, Mr. Rosenthal, his representatives, successors and assigns, release and forever discharge SpectraLink from any and all claims, demands, damages, losses, obligations, rights and causes of action, whether known or unknown, including but not limited to, all claims, liabilities, obligations, causes of action or administrative complaints that he now has or has ever had against SpectraLink relating in any way to his employment at SpectraLink.

Mr. Rosenthal agrees not to bring any lawsuits or administrative claims against SpectraLink relating to the claims that Mr. Rosenthal has released nor will he allow any to be brought or continued on his behalf or in his name.

Legal Compliance. Nothing in this Agreement is intended to or shall prohibit or impair SpectraLink or Mr. Rosenthal from complying with all applicable laws and regulations, nor is this Agreement intended to or to be construed to obligate either party to commit any unlawful acts, or aid or abet in the commission of any unlawful act.

Mr. Rosenthal acknowledges that he is aware that his legal counsel or agents may hereafter discover claims or facts in addition to or different from those which he now knows or believes to exist with respect to SpectraLink or the subject matter of this Agreement, but that it is his intention hereby fully, finally, and forever to settle and release all of the disputes and differences, known or unknown, suspected or unsuspected, which now exist, may exist, or heretofore have existed between the Parties. In furtherance of this intention, the releases herein given shall be and remain in effect as full and complete releases notwithstanding the discovery or existence of any such additional or different claim of fact.

Without limiting the generality of the foregoing terms, the scope of Mr. Rosenthal’s release under the Agreement specifically includes all claims for breach of contract, ) all claims related to Mr. Rosenthal’s compensation from SpectraLink, including salary, bonuses, commissions, vacation pay, fringe benefits, expense reimbursements, severance pay, stock, stock options or any other ownership interests in SpectraLink (except as set forth below), any other claim under the common law of Colorado, including claims for tort, fraud, breach of implied or express contract, wrongful discharge in violation of public policy, promissory estoppel, negligent or intentional interference with contract or prospective economic advantage, negligent or intentional misrepresentation, unfair business practices, breach of a covenant of good faith and fair dealing both express and implied, negligent or intentional infliction of emotional distress, defamation, libel, slander, negligence, personal injury, assault, battery, invasion of privacy, false imprisonment, conversion, injunctive relief, compensatory damages, punitive damages, equitable relief, attorney’s fees and costs and any claims under all federal, state, and local statutory claims including harassment or discrimination and claims under the following statues: the Colorado Anti-Discrimination Act; the federal Americans with Disabilities Act of 1990; Title VII of the Civil Rights Act of 1964,as amended; the Civil Rights Act of 1991; the Civil Rights Acts of 1866 and 1871; the Equal Pay Act; the Fair Labor Standards Act; the Family Medical Leave Act; the National Labor Relations Act; the Occupational Safety and Health Act; the Rehabilitation Act; Executive Order 11246; the Colorado Wage and Claim Act; and the Employer Retirement Income Security Act. Mr. Rosenthal hereby warrants and represents that there are no liens or claims of lien or assignments in law or equity or otherwise on or against any of the claims or causes of action released by his hereunder and that the release of claims given by his shall result in a complete and final release of all claims he has or could assert against SpectraLink.

Each of the Parties agrees that the foregoing enumeration of claims released is illustrative, and the claims hereby released are in no way limited by the above recitation of specific claims, it being the intent of the Parties to fully and completely release all claims whatsoever in any way relating to Mr. Rosenthal’s employment with SpectraLink and to the termination of such employment.

Mr. Rosenthal’ Specific ADEA Release of SpectraLink. Mr. Rosenthal acknowledges and agrees that by entering into this Agreement he is waiving any and all rights that he may have arising from the Age Discrimination in Employment Act of 1967 (“ADEA”), as amended, which have arisen on or before the date of execution of this Agreement. Mr. Rosenthal further expressly acknowledges and agrees that:

a.         Mr. Rosenthal is entering this Agreement voluntarily.

b.         Mr. Rosenthal understands and agrees that, by signing this Agreement, he is giving up any right to file legal proceedings against SpectraLink arising before the date of the Agreement. Mr. Rosenthal is not waiving (or giving up) rights or claims that may arise after the date of the Agreement is executed.

c.         In return for this Agreement, Mr. Rosenthal will receive compensation in addition to that which he was already entitled to receive before entering this Agreement.

d.         Mr. Rosenthal is hereby advised in writing by this Agreement to consult with an attorney before signing this Agreement.

e.         Mr. Rosenthal understands that he has had at least twenty-one (21) days from the day he received this Agreement, not counting the day upon which he received it, to consider whether he wishes to sign this Agreement. If he cannot make up his mind in that period of time, SpectraLink may or may not allow more time. Mr. Rosenthal further acknowledges that if he signs this Agreement before the end of the twenty-one (21) day period, it will be his personal, voluntary decision to do so and he has not been pressured to make a decision sooner.

f.          Right to rescind. Mr. Rosenthal further understands that he may rescind, that is cancel, this Agreement for any reason within seven (7) calendar days after signing it. Mr. Rosenthal agrees that rescission must be in writing and hand-delivered or mailed to SpectraLink. If mailed, the rescission must be postmarked within the seven (7) day period, properly addressed to Kathryn Zuber, SpectraLink, 5755 Central Avenue, Boulder, CO 80301; and sent by certified mail, return receipt requested.

Mr. Rosenthal understands that he will not receive any settlement payment under this Agreement if he revokes or rescinds it, and in any event, Mr. Rosenthal will not receive any settlement payment until after the seven (7) day revocation period has expired.

Reservation of Mr. Rosenthal’s Rights in Certain Benefits. Nothing contained in this Agreement will release or discharge SpectraLink, with respect to any obligation SpectraLink had or has to Mr. Rosenthal under any medical or health insurance, life insurance and 401(k) plan, pension, profit-sharing or retirement benefit, if any, to which Mr. Rosenthal was entitled from SpectraLink before the effective date of this Agreement.

Confidentiality Agreement. Mr. Rosenthal agrees to keep the terms and conditions of this Agreement strictly confidential. Mr. Rosenthal shall not disclose, discuss, or reveal the terms of this Agreement to any other person, entity, or organization, except his legal counsel, financial advisors, taxing authorities, immediate family members, and then only as necessary to protect his rights under this Agreement, or as required by subpoena, court order, or other applicable law (after first giving immediate notice to SpectraLink or its counsel within three (3) days of receipt so as to enable SpectraLink to seek to keep the terms and conditions of this Agreement confidential). Mr. Rosenthal specifically acknowledges and agrees that any breach of this provision shall irreparably harm SpectraLink so as to entitle it to injunctive relief to stop any further breaches or threatened breaches of this provision. Nothing in the foregoing shall affect in any way the validity and enforceability of the releases given pursuant to this Agreement, which shall remain binding and enforceable as against Mr. Rosenthal.

No Assistance. Mr. Rosenthal agrees not to voluntarily provide assistance, documentation, information or advice, directly or indirectly (including through agents or attorneys), to any person or entity in connection with such person or entity’s bringing or prosecuting of any claim or cause of action of any kind against SpectraLink any or preparation to do so, nor shall Mr. Rosenthal induce or encourage any person or entity to bring any claim or cause of action of any kind against SpectraLink. The Parties acknowledge and agree that the foregoing sentence shall not prohibit Mr. Rosenthal from testifying truthfully under subpoena or providing other assistance under compulsion of law.

No Admissions. The Parties understand and agree that the promises and payments set forth in this Agreement shall not be construed to be an admission of any liability or wrongdoing by any party.

Waiver. No waiver of any right under this Agreement shall be effective unless embodied in a writing signed by the waiving party.

Enforcement. In the event that there has been a breach of any provisions of this Agreement by Mr. Rosenthal, SpectraLink will be entitled to recover reasonable costs and attorney’s fees in any legal proceeding to enforce this Agreement.

Severability. If any provision of this Agreement is declared by any court of competent jurisdiction to be invalid for any reason, such invalidity shall not affect the remaining provisions of this Agreement, which shall be fully severable, and given full force and effect.

Governing Law This Agreement shall be construed in accordance with the laws of Colorado.

Entire Agreement. The parties understand and agree that this Agreement contains all the agreements between SpectraLink and Mr. Rosenthal relating to this settlement.

CAUTION: PLEASE READ ENTIRE DOCUMENT BEFORE SIGNING

Dated :
David Rosenthal

Dated:	SpectraLink Corporation

By:

Title: